Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Banner Corporation Reports Net Income of $37.6 Million, or $1.09 Per Diluted Share, for First Quarter 2024;
Declares Quarterly Cash Dividend of $0.48 Per Share

Walla Walla, WA - April 17, 2024 - Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today reported net income of $37.6 million, or $1.09 per diluted share, for the first quarter of 2024, compared to $42.6 million, or $1.24 per diluted share, for the preceding quarter and $55.6 million, or $1.61 per diluted share, for the first quarter of 2023. Net interest income was $133.0 million in the first quarter of 2024, compared to $138.4 million in the preceding quarter and $153.3 million in the first quarter a year ago. The decrease in net interest income compared to the preceding quarter and prior year quarter reflects an increase in funding costs, partially offset by an increase in yields on earning assets. Banner’s first quarter 2024 results included a $4.9 million net loss on the sale of securities, compared to a $4.8 million net loss on the sale of securities in the preceding quarter and a $7.3 million net loss on the sale of securities in the first quarter of 2023. Banner’s first quarter 2024 results also included a $520,000 provision for credit losses, compared to a $2.5 million provision for credit losses in the preceding quarter and a $524,000 recapture of provision for credit losses in the first quarter of 2023. In addition, the preceding quarter included a $3.5 million fair value gain recorded on multifamily loans as a result of their transfer from held for sale to held for investment, with no similar transaction recorded in the current quarter.
Banner announced that its Board of Directors declared a regular quarterly cash dividend of $0.48 per share. The dividend will be payable May 10, 2024, to common shareholders of record on April 30, 2024.
“Banner’s operating performance for the first quarter of 2024 reflects our super community bank business strategy of emphasizing a moderate risk profile and strong relationship banking, positioning the Company to weather current market conditions,” said Mark Grescovich, President and CEO. “Our results for the first quarter of 2024 benefited from higher yields on interest-earning assets. However, the continued high interest rate environment, and its effect on funding costs, resulted in moderate compression in our net interest margin during the quarter. We continue to maintain strong credit quality metrics and a solid reserve for potential credit losses. Additionally, we continue to benefit from a strong core deposit base, with core deposits representing 89% of total deposits at quarter end. Banner has upheld its core values for the past 133 years, which are to do the right thing for our clients, communities, colleagues, company and shareholders; and to provide consistent and reliable strength through all economic cycles and change events.”
At March 31, 2024, Banner, on a consolidated basis, had $15.52 billion in assets, $10.72 billion in net loans and $13.16 billion in deposits. Banner operates 135 full-service branch offices, including branches located in eight of the top 20 largest western Metropolitan Statistical Areas by population.

BANR - First Quarter 2024 Results
April 17, 2024

First Quarter 2024 Highlights
•Revenues were $144.6 million for the first quarter of 2024, compared to $152.5 million in the preceding quarter and $162.6 million in the first quarter a year ago.
•Adjusted revenue* (the total of net interest income and total non-interest income adjusted for the net gain or loss on the sale of securities and the net change in valuation of financial instruments) was $150.4 million in the first quarter of 2024, compared to $157.1 million in the preceding quarter and $170.4 million in the first quarter a year ago.
•Net interest income was $133.0 million in the first quarter of 2024, compared to $138.4 million in the preceding quarter and $153.3 million in the first quarter a year ago.
•Net interest margin, on a tax equivalent basis, was 3.74%, compared to 3.83% in the preceding quarter and 4.30% in the first quarter a year ago.
•Mortgage banking operations revenue was $2.3 million for the first quarter of 2024, compared to $5.4 million in the preceding quarter and $2.7 million in the first quarter a year ago.
•Return on average assets was 0.97%, compared to 1.09% in the preceding quarter and 1.44% in the first quarter a year ago.
•Net loans receivable increased 1% to $10.72 billion at March 31, 2024, compared to $10.66 billion at December 31, 2023, and increased 7% compared to $10.02 billion at March 31, 2023.
•Non-performing assets were $29.9 million, or 0.19% of total assets, at March 31, 2024, compared to $30.1 million, or 0.19% of total assets, at December 31, 2023 and $27.1 million, or 0.17% of total assets, at March 31, 2023.
•The allowance for credit losses - loans was $151.1 million, or 1.39% of total loans receivable, as of March 31, 2024, compared to $149.6 million, or 1.38% of total loans receivable, as of December 31, 2023 and $141.5 million, or 1.39% of total loans receivable, as of March 31, 2023.
•Total deposits increased to $13.16 billion at March 31, 2024, compared to $13.03 billion at December 31, 2023 and $13.15 billion at March 31, 2023. Core deposits represented 89% of total deposits at March 31, 2024.
•Banner Bank’s estimated uninsured deposits were approximately 31% of total deposits at both March 31, 2024 and December 31, 2023.
•Banner Bank’s estimated uninsured deposits, excluding collateralized public deposits and affiliate deposits, were approximately 28% of total deposits at both March 31, 2024 and December 31, 2023.
•Available borrowing capacity was $5.05 billion at March 31, 2024, compared to $4.65 billion at December 31, 2023.
•On-balance sheet liquidity was $2.77 billion at March 31, 2024, compared to $2.93 billion at December 31, 2023.
•Dividends paid to shareholders were $0.48 per share in the quarter ended March 31, 2024.
•Common shareholders’ equity per share increased 1% to $48.39 at March 31, 2024, compared to $48.12 at the preceding quarter end, and increased 8% from $44.64 at March 31, 2023.
•Tangible common shareholders’ equity per share* increased 1% to $37.40 at March 31, 2024, compared to $37.09 at the preceding quarter end, and increased 12% from $33.52 at March 31, 2023.

*Non-GAAP (Generally Accepted Accounting Principles) financial measure; See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Income Statement Review
Net interest income was $133.0 million in the first quarter of 2024, compared to $138.4 million in the preceding quarter and $153.3 million in the first quarter a year ago. Net interest margin on a tax equivalent basis decreased nine basis points to 3.74% for the first quarter of 2024, compared to 3.83% in the preceding quarter, and decreased compared to 4.30% in the first quarter a year ago. Net interest margin for the current quarter was impacted by increased funding costs reflecting the persistent high interest rate environment, partially offset by increased yields on loans due to new loans being originated at higher interest rates.
Average yields on interest-earning assets increased 10 basis points to 5.16% for the first quarter of 2024, compared to 5.06% for the preceding quarter, and increased compared to 4.68% in the first quarter a year ago. Average loan yields increased 10 basis points to 5.87%, compared to 5.77% in the preceding quarter, and increased compared to 5.38% in the first quarter a year ago. The increase in average yields on interest-earning assets, particularly loans, during the current quarter reflects the benefit of new loans being originated at higher interest rates. Total deposit costs increased 19 basis points to 1.37% in the first quarter of 2024, compared to 1.18% in the preceding quarter, and compared to 0.28% in the first quarter a year ago. The increase in the cost of deposits was due to a larger percentage of core deposits being in interest bearing accounts as well as an increase in the mix of higher cost retail CDs. The average rate paid on borrowings increased 21 basis points to 4.98% in the first quarter of 2024, compared to 4.77% in the preceding quarter, and compared to 3.41% in the first quarter a year ago. The total cost of funding liabilities increased 22 basis points to 1.53% during the first quarter of 2024, compared to 1.31% in the preceding quarter, and compared to 0.40% in the first quarter a year ago.
A $520,000 provision for credit losses was recorded in the current quarter (comprised of a $1.4 million provision for credit losses - loans, an $887,000 recapture of provision for credit losses - unfunded loan commitments and a $17,000 recapture of provision for credit losses - held-to-maturity debt securities). This compares to a $2.5 million provision for credit losses in the prior quarter (comprised of a $3.8 million provision for credit losses - loans, a $526,000 recapture of provision for credit losses - unfunded loan commitments, a $750,000 recapture of provision for credit losses - available for sale securities and a $23,000 recapture of provision for credit losses - held-to-maturity debt securities) and a $524,000 recapture of provision for credit losses in the first quarter a year ago (comprised of a $774,000 provision for credit losses - loans, a $1.3 million recapture of provision for credit losses - unfunded loan commitments and a $20,000 recapture of provision for credit losses - held-to-maturity debt securities). The provision for credit losses for the current quarter is primarily related to the loan growth in the construction and one- to four-family loan portfolios and was partially offset by a reduction in unfunded loan commitments in the construction portfolio. The provision for credit losses for the preceding quarter primarily reflected increased loan balances and higher than forecasted net loan charge-offs, partially offset by an increase in the trading price of our investments in other banks’ subordinated debt.

BANR - First Quarter 2024 Results
April 17, 2024

Total non-interest income was $11.6 million in the first quarter of 2024, compared to $14.1 million in the preceding quarter and $9.3 million in the first quarter a year ago. The decrease in non-interest income during the current quarter compared to the preceding quarter was primarily due to a $3.1 million decrease in mortgage banking operations revenue and a $1.1 million decrease in the fair value adjustments on financial instruments carried at fair value during the current quarter, partially offset by a $1.5 million increase in deposit fees and other service charges. The increase in non-interest income during the current quarter compared to the prior year quarter was primarily due to a $2.3 million decrease in the net loss recognized on the sale of securities.
Mortgage banking operations revenue, including gains on one- to four-family and multifamily loan sales and loan servicing fees, was $2.3 million in the first quarter of 2024, compared to $5.4 million in the preceding quarter and $2.7 million in the first quarter a year ago. The decrease from the preceding quarter primarily reflects a $3.5 million reversal of the lower of cost or market adjustment on multifamily loans held for sale recognized during the preceding quarter due to the transfer of all remaining multifamily loans held for sale to the held for investment loan portfolio in the fourth quarter of 2023. In 2023, the Bank discontinued the origination of multifamily loans for sale into the secondary market. The volume of one- to four-family loans sold during the current quarter increased compared to the prior year quarter, although overall volumes remained low due to reduced refinancing and purchase activity in the current rate environment. Home purchase activity accounted for 89% of one- to four-family mortgage loan originations in the first quarter of 2024, compared to 92% in the preceding quarter and 88% in the first quarter of 2023.
First quarter 2024, non-interest income included a $992,000 net loss for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, principally comprised of limited partnership investments, and a $4.9 million net loss on the sale of securities. In the preceding quarter, non-interest income included a $139,000 net gain for fair value adjustments and a $4.8 million net loss on the sale of securities. In the first quarter a year ago, non-interest income included a $552,000 net loss for fair value adjustments and a $7.3 million net loss on the sale of securities.
Total non-interest expense was $97.6 million in the first quarter of 2024, compared to $96.6 million in the preceding quarter and $94.6 million in the first quarter of 2023. The increase in non-interest expense for the current quarter compared to the prior quarter primarily reflects a $2.3 million increase in salary and employee benefits, primarily due to typically higher first quarter payroll taxes and 401(k) expense, as well as higher medical insurance expense, partially offset by a $737,000 decrease in professional and legal expense and a $607,000 decrease in advertising and marketing expense. The increase in non-interest expense for the current quarter compared to the same quarter a year ago primarily reflects increases in salary and employee benefits, payment and card processing services expense and deposit insurance expense. Banner’s efficiency ratio was 67.55% for the first quarter of 2024, compared to 63.37% in the preceding quarter and 58.20% in the same quarter a year ago. Banner’s adjusted efficiency ratio* was 63.70% for the first quarter of 2024, compared to 60.04% in the preceding quarter and 54.23% in the year ago quarter.
*Non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a discussion and reconciliation of non-GAAP financial measures.
Federal and state income tax expense totaled $8.8 million for the first quarter of 2024 resulting in an effective tax rate of 19.0%, reflecting the benefits from tax exempt income. Banner’s statutory income tax rate for the quarter ended March 31, 2024, was 23.7%, representing a blend of the statutory federal income tax rate of 21.0% and apportioned effects of the state income tax rates.
Balance Sheet Review
Total assets decreased to $15.52 billion at March 31, 2024, compared to $15.67 billion at December 31, 2023, and $15.53 billion at March 31, 2023. Securities and interest-bearing deposits held at other banks totaled $3.32 billion at March 31, 2024, compared to $3.48 billion at December 31, 2023 and $3.99 billion at March 31, 2023. The decrease compared to the prior quarter was primarily due to the sale of securities and normal cash flows from the security portfolio. The average effective duration of the securities portfolio was approximately 6.6 years at both March 31, 2024 and March 31, 2023.
Total loans receivable increased to $10.87 billion at March 31, 2024, compared to $10.81 billion at December 31, 2023, and $10.16 billion at March 31, 2023. One- to four-family residential loans increased 3% to $1.57 billion at March 31, 2024, compared to $1.52 billion at December 31, 2023, and increased 25% compared to $1.25 billion at March 31, 2023. The increase in one- to four-family residential loans was the result of one- to four-family construction loans converting to one- to four-family portfolio loans upon the completion of the construction phase and new loan production. Multifamily real estate loans decreased slightly to $809.1 million at March 31, 2024, compared to $811.2 million at December 31, 2023, and increased 16% compared to $696.9 million at March 31, 2023. The increase in multifamily real estate loans year over year was primarily the result of the conversion of affordable housing multifamily construction loans to the multifamily portfolio upon the completion of the construction phase as well as the transfer of $43.5 million of multifamily loans held for sale to the held for investment loan portfolio in the fourth quarter of 2023. Construction, land and land development loans increased 2% to $1.57 billion at March 31, 2024, compared to $1.54 billion at December 31, 2023, and increased 7% compared to $1.47 billion at March 31, 2023. The increase in construction, land and land development loans was primarily the result of new loan production and advances on multifamily construction loans, primarily related to affordable housing projects. Agricultural business loans decreased 4% to $318.0 million at March 31, 2024, compared to $331.1 million at December 31, 2023, primarily due to operating line paydowns and increased 17% compared to $272.7 million at March 31, 2023, primarily due to new loan production.
Loans held for sale were $9.4 million at March 31, 2024, compared to $11.2 million at December 31, 2023 and $49.0 million at March 31, 2023. One- to four- family residential mortgage loans sold totaled $65.9 million in the current quarter, compared to $65.6 million in the preceding quarter and $40.5 million in the first quarter a year ago. The decrease in loans held for sale compared to March 31, 2023 was due to the previously mentioned transfer of multifamily loans held for sale to the held for investment loan portfolio in the fourth quarter of 2023. There were no multifamily loans held for sale at March 31, 2024 or December 31, 2023.

BANR - First Quarter 2024 Results
April 17, 2024

Total deposits increased to $13.16 billion at March 31, 2024, compared to $13.03 billion at December 31, 2023 and $13.15 billion a year ago. Core deposits increased 1% to $11.67 billion at March 31, 2024, compared to $11.55 billion at December 31, 2023, and decreased 4% compared to $12.20 billion at March 31, 2023. The increase in core deposits compared to the prior quarter was primarily due to increases in savings accounts while the decrease compared to the prior year quarter reflected clients moving funds out of non-interest bearing accounts into higher yielding certificates of deposits. Core deposits were 89% of total deposits at March 31, 2024, compared to 89% of total deposits at December 31, 2023 and 93% of total deposits at March 31, 2023. Certificates of deposit increased 1% to $1.49 billion at March 31, 2024, compared to $1.48 billion at December 31, 2023, and increased 56% compared to $949.9 million a year earlier. The increase in certificates of deposit during the current quarter compared to the preceding quarter and first quarter a year ago was principally due to clients seeking higher yields moving funds from core deposit accounts to higher yielding certificates of deposit. The increase in certificates of deposit from the first quarter a year ago was also due to a $107.5 million increase in brokered deposits.
Banner Bank’s estimated uninsured deposits were $4.18 billion or 31% of total deposits at March 31, 2024, compared to $4.08 billion or 31% of total deposits at December 31, 2023. The uninsured deposit calculation includes $316.6 million and $305.3 million of collateralized public deposits at March 31, 2024 and December 31, 2023, respectively. Uninsured deposits also include cash held by the holding company of $113.9 million and $108.2 million at March 31, 2024 and December 31, 2023, respectively. Banner Bank’s estimated uninsured deposits, excluding collateralized public deposits and cash held at the holding company, were 28% of total deposits at both March 31, 2024 and December 31, 2023.
Banner had $52.0 million of FHLB advances at March 31, 2024, compared to $323.0 million at December 31, 2023 and $170.0 million a year ago. At March 31, 2024, Banner’s off-balance sheet liquidity included additional borrowing capacity of $3.27 billion at the FHLB and $1.66 billion at the Federal Reserve as well as federal funds line of credit agreements with other financial institutions of $125.0 million.
Subordinated notes, net of issuance costs, were $89.5 million at March 31, 2024 compared to $92.9 million at December 31, 2023 and $99.0 million at March 31, 2023. The decrease in subordinated notes from both the preceding and prior year quarters was due to Banner Bank’s purchase of $10.0 million of Banner’s subordinated debt over the past year.
At March 31, 2024, total common shareholders’ equity was $1.66 billion, or 10.73% of total assets, compared to $1.65 billion or 10.55% of total assets at December 31, 2023, and $1.53 billion or 9.86% of total assets at March 31, 2023. The increase in total common shareholders’ equity at March 31, 2024 compared to December 31, 2023 was primarily due to a $20.8 million increase in retained earnings as a result of $37.6 million in net income, partially offset by the accrual of $16.7 million of cash dividends during the first quarter of 2024. The increase in retained earnings was partially offset by a $10.3 million increase in accumulated other comprehensive loss, primarily due to a decrease in the fair value of the security portfolio as a result of an increase in market interest rates during the first quarter of 2024. At March 31, 2024, tangible common shareholders’ equity*, which excludes goodwill and other intangible assets, net, was $1.29 billion, or 8.50% of tangible assets*, compared to $1.27 billion, or 8.33% of tangible assets, at December 31, 2023, and $1.15 billion, or 7.59% of tangible assets, a year ago.
*Non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

Banner and Banner Bank continue to maintain capital levels in excess of the requirements to be categorized as “well-capitalized.” At March 31, 2024, Banner’s estimated common equity Tier 1 capital ratio was 12.06%, its estimated Tier 1 leverage capital to average assets ratio was 10.71%, and its estimated total capital to risk-weighted assets ratio was 14.70%. These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.
Credit Quality
The allowance for credit losses - loans was $151.1 million, or 1.39% of total loans receivable and 513% of non-performing loans, at March 31, 2024, compared to $149.6 million, or 1.38% of total loans receivable and 506% of non-performing loans, at December 31, 2023, and $141.5 million, or 1.39% of total loans receivable and 528% of non-performing loans, at March 31, 2023. In addition to the allowance for credit losses - loans, Banner maintains an allowance for credit losses - unfunded loan commitments, which was $13.6 million at March 31, 2024, compared to $14.5 million at December 31, 2023, and $13.4 million at March 31, 2023. Net loan recoveries totaled $73,000 in the first quarter of 2024, compared to net loan charge-offs of $1.1 million in the preceding quarter and net loan charge-offs of $782,000 in the first quarter a year ago. Non-performing loans were $29.5 million at March 31, 2024, compared to $29.6 million at December 31, 2023, and $26.8 million a year ago.
Substandard loans were $116.1 million at March 31, 2024, compared to $125.4 million at December 31, 2023 and $148.0 million a year ago. The decrease primarily reflects paydowns and payoffs of substandard loans as well as risk rating upgrades.
Total non-performing assets were $29.9 million, or 0.19% of total assets, at March 31, 2024, compared to $30.1 million, or 0.19% of total assets, at December 31, 2023, and $27.1 million, or 0.17% of total assets, a year ago.
Conference Call
Banner will host a conference call on Thursday April 18, 2024, at 8:00 a.m. PDT, to discuss its first quarter results. Interested investors may listen to the call live at www.bannerbank.com. Investment professionals are invited to dial (833) 470-1428 using access code 062587 to participate in the call. A replay of the call will be available at www.bannerbank.com.
About the Company
Banner Corporation is a $15.52 billion bank holding company operating a commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

BANR - First Quarter 2024 Results
April 17, 2024

Forward-Looking Statements
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “potential,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statements are made and based only on information then actually known to Banner. Banner does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These statements may relate to future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial information. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements and could negatively affect Banner’s operating and stock price performance.
Factors that could cause Banner’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: (1) potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth, or increased political instability due to acts of war; (2) changes in the interest rate environment, including past increases in the Board of Governors of the Federal Reserve System (the “Federal Reserve”) benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; (3) the impact of continuing elevated inflation and the current and future monetary policies of the Federal Reserve in response thereto; (4) the effects of any federal government shutdown; (5) the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; (6) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; (7) results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner’s activities; (8) competitive pressures among depository institutions; (9) the effect of inflation on interest rate movements and their impact on client behavior and net interest margin; (10) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (11) fluctuations in real estate values; (12) the ability to adapt successfully to technological changes to meet clients’ needs and developments in the market place; (13) the ability to access cost-effective funding; (14) disruptions, security breaches or other adverse events, failures or interruptions in, or attacks on, information technology systems or on the third-party vendors who perform critical processing functions; (15) changes in financial markets; (16) changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; (17) the costs, effects and outcomes of litigation; (18) legislation or regulatory changes, including but not limited to changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (19) changes in accounting principles, policies or guidelines; (20) future acquisitions by Banner of other depository institutions or lines of business; (21) future goodwill impairment due to changes in Banner’s business or changes in market conditions; (22) effects of critical accounting policies and judgments, including the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (23) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and (24) other risks detailed from time to time in Banner’s other reports filed with and furnished to the Securities and Exchange Commission including Banner’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

BANR - First Quarter 2024 Results
April 17, 2024

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
INTEREST INCOME:
Loans receivable	$156,475	$154,532	$133,257
Mortgage-backed securities	16,934	17,398	18,978
Securities and cash equivalents	11,279	11,808	14,726
Total interest income	184,688	183,738	166,961
INTEREST EXPENSE:
Deposits	44,613	39,342	9,244
Federal Home Loan Bank (FHLB) advances	2,972	1,870	1,264
Other borrowings	1,175	1,125	381
Subordinated debt	2,969	2,992	2,760
Total interest expense	51,729	45,329	13,649
Net interest income	132,959	138,409	153,312
PROVISION (RECAPTURE) FOR CREDIT LOSSES	520	2,522	(524)
Net interest income after provision (recapture) for credit losses	132,439	135,887	153,836
NON-INTEREST INCOME:
Deposit fees and other service charges	11,022	9,560	10,562
Mortgage banking operations	2,335	5,391	2,691
Bank-owned life insurance	2,237	2,609	2,188
Miscellaneous	1,892	1,159	1,640
	17,486	18,719	17,081
Net loss on sale of securities	(4,903)	(4,806)	(7,252)
Net change in valuation of financial instruments carried at fair value	(992)	139	(552)
Total non-interest income	11,591	14,052	9,277
NON-INTEREST EXPENSE:
Salary and employee benefits	62,369	60,111	61,389
Less capitalized loan origination costs	(3,676)	(3,871)	(3,431)
Occupancy and equipment	12,462	12,200	11,970
Information and computer data services	7,320	7,098	7,147
Payment and card processing services	5,710	6,088	4,618
Professional and legal expenses	1,530	2,267	2,121
Advertising and marketing	1,079	1,686	806
Deposit insurance	2,809	2,926	1,890
State and municipal business and use taxes	1,304	1,372	1,300
Real estate operations, net	(220)	47	(277)
Amortization of core deposit intangibles	723	858	1,050
Miscellaneous	6,231	5,839	6,038
Total non-interest expense	97,641	96,621	94,621
Income before provision for income taxes	46,389	53,318	68,492
PROVISION FOR INCOME TAXES	8,830	10,694	12,937
NET INCOME	$37,559	$42,624	$55,555
Earnings per common share:
Basic	$1.09	$1.24	$1.62
Diluted	$1.09	$1.24	$1.61
Cumulative dividends declared per common share	$0.48	$0.48	$0.48
Weighted average number of common shares outstanding:
Basic	34,391,564	34,381,780	34,239,533
Diluted	34,521,105	34,472,155	34,457,869
Increase in common shares outstanding	46,852	2,420	114,522

BANR - First Quarter 2024 Results
April 17, 2024

FINANCIAL CONDITION				Percentage Change
(in thousands except shares and per share data)	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Prior Qtr	Prior Yr Qtr
ASSETS
Cash and due from banks	$168,427	$209,634	$194,629	(19.7)%	(13.5)%
Interest-bearing deposits	40,849	44,830	48,363	(8.9)%	(15.5)%
Total cash and cash equivalents	209,276	254,464	242,992	(17.8)%	(13.9)%
Securities - trading	—	—	28,591	nm	(100.0)%
Securities - available for sale, amortized cost $2,617,986, $2,729,980 and $3,040,211, respectively	2,244,939	2,373,783	2,653,860	(5.4)%	(15.4)%
Securities - held to maturity, fair value $869,097, $907,514 and $957,062, respectively	1,038,312	1,059,055	1,109,595	(2.0)%	(6.4)%
Total securities	3,283,251	3,432,838	3,792,046	(4.4)%	(13.4)%
FHLB stock	11,741	24,028	16,800	(51.1)%	(30.1)%
Securities purchased under agreements to resell	—	—	150,000	nm	(100.0)%
Loans held for sale	9,357	11,170	49,016	(16.2)%	(80.9)%
Loans receivable	10,869,096	10,810,455	10,160,684	0.5%	7.0%
Allowance for credit losses – loans	(151,140)	(149,643)	(141,457)	1.0%	6.8%
Net loans receivable	10,717,956	10,660,812	10,019,227	0.5%	7.0%
Accrued interest receivable	66,124	63,100	52,094	4.8%	26.9%
Property and equipment, net	129,889	132,231	136,362	(1.8)%	(4.7)%
Goodwill	373,121	373,121	373,121	—%	—%
Other intangibles, net	4,961	5,684	8,390	(12.7)%	(40.9)%
Bank-owned life insurance	306,600	304,366	299,754	0.7%	2.3%
Operating lease right-of-use assets	40,834	43,731	47,106	(6.6)%	(13.3)%
Other assets	365,169	364,846	346,695	0.1%	5.3%
Total assets	$15,518,279	$15,670,391	$15,533,603	(1.0)%	(0.1)%
LIABILITIES
Deposits:
Non-interest-bearing	$4,699,553	$4,792,369	$5,764,009	(1.9)%	(18.5)%
Interest-bearing transaction and savings accounts	6,973,338	6,759,661	6,440,261	3.2%	8.3%
Interest-bearing certificates	1,485,880	1,477,467	949,932	0.6%	56.4%
Total deposits	13,158,771	13,029,497	13,154,202	1.0%	—%
Advances from FHLB	52,000	323,000	170,000	(83.9)%	(69.4)%
Other borrowings	183,341	182,877	214,564	0.3%	(14.6)%
Subordinated notes, net	89,456	92,851	99,046	(3.7)%	(9.7)%
Junior subordinated debentures at fair value	66,586	66,413	74,703	0.3%	(10.9)%
Operating lease liabilities	45,524	48,659	52,772	(6.4)%	(13.7)%
Accrued expenses and other liabilities	211,578	228,428	191,326	(7.4)%	10.6%
Deferred compensation	46,515	45,975	45,295	1.2%	2.7%
Total liabilities	13,853,771	14,017,700	14,001,908	(1.2)%	(1.1)%
SHAREHOLDERS’ EQUITY
Common stock	1,300,969	1,299,651	1,293,225	0.1%	0.6%
Retained earnings	663,021	642,175	564,106	3.2%	17.5%
Accumulated other comprehensive loss	(299,482)	(289,135)	(325,636)	3.6%	(8.0)%
Total shareholders’ equity	1,664,508	1,652,691	1,531,695	0.7%	8.7%
Total liabilities and shareholders’ equity	$15,518,279	$15,670,391	$15,533,603	(1.0)%	(0.1)%
Common Shares Issued:
Shares outstanding at end of period	34,395,221	34,348,369	34,308,540
Common shareholders’ equity per share (1)	$48.39	$48.12	$44.64
Common shareholders’ tangible equity per share (1) (2)	$37.40	$37.09	$33.52
Common shareholders’ tangible equity to tangible assets (2)	8.50%	8.33%	7.59%
Consolidated Tier 1 leverage capital ratio	10.71%	10.56%	9.96%

nm	Not meaningful
(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding.
(2)	Common shareholders’ tangible equity and tangible assets exclude goodwill and other intangible assets. These ratios represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - First Quarter 2024 Results
April 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
				Percentage Change
LOANS	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Prior Qtr	Prior Yr Qtr

Commercial real estate (CRE):
Owner-occupied	$905,063	$915,897	$865,705	(1.2)%	4.5%
Investment properties	1,544,885	1,541,344	1,520,261	0.2%	1.6%
Small balance CRE	1,159,355	1,178,500	1,179,749	(1.6)%	(1.7)%
Multifamily real estate	809,101	811,232	696,864	(0.3)%	16.1%
Construction, land and land development:
Commercial construction	158,011	170,011	191,051	(7.1)%	(17.3)%
Multifamily construction	573,014	503,993	362,425	13.7%	58.1%
One- to four-family construction	495,931	526,432	584,655	(5.8)%	(15.2)%
Land and land development	344,563	336,639	329,438	2.4%	4.6%
Commercial business:
Commercial business	1,262,716	1,255,734	1,266,047	0.6%	(0.3)%
Small business scored	1,028,067	1,022,154	960,650	0.6%	7.0%
Agricultural business, including secured by farmland:
Agricultural business, including secured by farmland	317,958	331,089	272,707	(4.0)%	16.6%
One- to four-family residential	1,566,834	1,518,046	1,252,104	3.2%	25.1%
Consumer:
Consumer—home equity revolving lines of credit	597,060	588,703	564,334	1.4%	5.8%
Consumer—other	106,538	110,681	114,694	(3.7)%	(7.1)%
Total loans receivable	$10,869,096	$10,810,455	$10,160,684	0.5%	7.0%
Loans 30 - 89 days past due and on accrual	$19,649	$19,744	$14,037
Total delinquent loans (including loans on non-accrual), net	$39,429	$43,164	$37,251
Total delinquent loans / Total loans receivable	0.36%	0.40%	0.37%

LOANS BY GEOGRAPHIC LOCATION					Percentage Change
	Mar 31, 2024		Dec 31, 2023	Mar 31, 2023	Prior Qtr	Prior Yr Qtr
	Amount	Percentage	Amount	Amount

Washington	$5,091,912	46.9%	$5,095,602	$4,808,821	(0.1)%	5.9%
California	2,687,114	24.7%	2,670,923	2,490,666	0.6%	7.9%
Oregon	2,013,453	18.5%	1,974,001	1,823,057	2.0%	10.4%
Idaho	613,155	5.6%	610,064	565,335	0.5%	8.5%
Utah	72,652	0.7%	68,931	67,085	5.4%	8.3%
Other	390,810	3.6%	390,934	405,720	—%	(3.7)%
Total loans receivable	$10,869,096	100.0%	$10,810,455	$10,160,684	0.5%	7.0%

BANR - First Quarter 2024 Results
April 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

LOAN ORIGINATIONS	Quarters Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Commercial real estate	$67,362	$76,277	$75,768
Multifamily real estate	385	5,360	35,520
Construction and land	437,273	382,905	247,842
Commercial business	154,715	166,984	131,826
Agricultural business	34,406	15,058	23,181
One-to four-family residential	17,568	37,446	34,265
Consumer	66,145	57,427	60,888
Total loan originations (excluding loans held for sale)	$777,854	$741,457	$609,290

BANR - First Quarter 2024 Results
April 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
ALLOWANCE FOR CREDIT LOSSES – LOANS
Balance, beginning of period	$149,643	$146,960	$141,465
Provision for credit losses – loans	1,424	3,821	774
Recoveries of loans previously charged off:
Commercial real estate	1,389	129	184
One- to four-family real estate	16	18	117
Commercial business	781	237	119
Agricultural business, including secured by farmland	106	16	109
Consumer	159	131	169
	2,451	531	698
Loans charged off:
Construction and land	—	(933)	—
One- to four-family real estate	—	(8)	(30)
Commercial business	(1,809)	(310)	(1,158)
Consumer	(569)	(418)	(292)
	(2,378)	(1,669)	(1,480)
Net recoveries (charge-offs)	73	(1,138)	(782)
Balance, end of period	$151,140	$149,643	$141,457
Net recoveries (charge-offs) / Average loans receivable	0.001%	(0.011)%	(0.008)%

ALLOCATION OF
ALLOWANCE FOR CREDIT LOSSES – LOANS	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Commercial real estate	$43,555	$44,384	$42,975
Multifamily real estate	9,293	9,326	8,475
Construction and land	28,908	28,095	28,433
One- to four-family real estate	20,432	19,271	15,736
Commercial business	35,544	35,464	33,735
Agricultural business, including secured by farmland	3,890	3,865	3,094
Consumer	9,518	9,238	9,009
Total allowance for credit losses – loans	$151,140	$149,643	$141,457
Allowance for credit losses - loans / Total loans receivable	1.39%	1.38%	1.39%
Allowance for credit losses - loans / Non-performing loans	513%	506%	528%

	Quarters Ended
CHANGE IN THE	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
ALLOWANCE FOR CREDIT LOSSES - UNFUNDED LOAN COMMITMENTS
Balance, beginning of period	$14,484	$15,010	$14,721
Recapture of provision for credit losses - unfunded loan commitments	(887)	(526)	(1,278)
Balance, end of period	$13,597	$14,484	$13,443

BANR - First Quarter 2024 Results
April 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
NON-PERFORMING ASSETS
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Loans on non-accrual status:
Secured by real estate:
Commercial	$2,753	$2,677	$2,815
Construction and land	5,029	3,105	172
One- to four-family	7,750	5,702	6,789
Commercial business	7,355	9,002	9,365
Agricultural business, including secured by farmland	2,496	3,167	4,074
Consumer	3,411	3,204	2,247
	28,794	26,857	25,462
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Construction and land	286	1,138	—
One- to four-family	409	1,205	445
Commercial business	—	1	—
Consumer	—	401	865
	695	2,745	1,310
Total non-performing loans	29,489	29,602	26,772
REO	448	526	340
Other repossessed assets	—	—	17
Total non-performing assets	$29,937	$30,128	$27,129
Total non-performing assets to total assets	0.19%	0.19%	0.17%

LOANS BY CREDIT RISK RATING
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Pass	$10,731,015	$10,671,281	$10,008,385
Special Mention	22,029	13,732	4,251
Substandard	116,052	125,442	148,048
Total	$10,869,096	$10,810,455	$10,160,684

BANR - First Quarter 2024 Results
April 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSIT COMPOSITION				Percentage Change
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Prior Qtr	Prior Yr Qtr
Non-interest-bearing	$4,699,553	$4,792,369	$5,764,009	(1.9)%	(18.5)%
Interest-bearing checking	2,112,799	2,098,526	1,794,477	0.7%	17.7%
Regular savings accounts	3,171,933	2,980,530	2,502,084	6.4%	26.8%
Money market accounts	1,688,606	1,680,605	2,143,700	0.5%	(21.2)%
Total interest-bearing transaction and savings accounts	6,973,338	6,759,661	6,440,261	3.2%	8.3%
Total core deposits	11,672,891	11,552,030	12,204,270	1.0%	(4.4)%
Interest-bearing certificates	1,485,880	1,477,467	949,932	0.6%	56.4%
Total deposits	$13,158,771	$13,029,497	$13,154,202	1.0%	—%

GEOGRAPHIC CONCENTRATION OF DEPOSITS
	Mar 31, 2024		Dec 31, 2023	Mar 31, 2023	Percentage Change
	Amount	Percentage	Amount	Amount	Prior Qtr	Prior Yr Qtr
Washington	$7,258,785	55.2%	$7,247,392	$7,237,499	0.2%	0.3%
Oregon	2,914,605	22.1%	2,852,677	2,911,788	2.2%	0.1%
California	2,316,515	17.6%	2,269,557	2,309,174	2.1%	0.3%
Idaho	668,866	5.1%	659,871	695,741	1.4%	(3.9)%
Total deposits	$13,158,771	100.0%	$13,029,497	$13,154,202	1.0%	—%

INCLUDED IN TOTAL DEPOSITS
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Public non-interest-bearing accounts	$140,477	$146,916	$177,913
Public interest-bearing transaction & savings accounts	251,161	209,699	183,924
Public interest-bearing certificates	28,821	52,048	26,857
Total public deposits	$420,459	$408,663	$388,694
Collateralized public deposits	$316,554	$305,306	$277,725
Total brokered deposits	$107,527	$108,058	$—

AVERAGE ACCOUNT BALANCE PER DEPOSIT ACCOUNT
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Number of deposit accounts	461,399	463,750	462,880
Average account balance per account	$29	$29	$28

BANR - First Quarter 2024 Results
April 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ESTIMATED REGULATORY CAPITAL RATIOS AS OF MARCH 31, 2024	Actual		Minimum to be categorized as "Adequately Capitalized"		Minimum to be categorized as "Well Capitalized"
	Amount	Ratio	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$1,927,380	14.70%	$1,049,048	8.00%	$1,311,311	10.00%
Tier 1 capital to risk-weighted assets	1,667,720	12.72%	786,786	6.00%	786,786	6.00%
Tier 1 leverage capital to average assets	1,667,720	10.71%	622,892	4.00%	n/a	n/a
Common equity tier 1 capital to risk-weighted assets	1,581,220	12.06%	590,090	4.50%	n/a	n/a
Banner Bank:
Total capital to risk-weighted assets	1,807,301	13.77%	1,049,707	8.00%	1,312,134	10.00%
Tier 1 capital to risk-weighted assets	1,647,641	12.56%	787,281	6.00%	1,049,707	8.00%
Tier 1 leverage capital to average assets	1,647,641	10.58%	622,882	4.00%	778,603	5.00%
Common equity tier 1 capital to risk-weighted assets	1,647,641	12.56%	590,460	4.50%	852,887	6.50%

These regulatory capital ratios are estimates, pending completion and filing of Banner’s regulatory reports.

BANR - First Quarter 2024 Results
April 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
ANALYSIS OF NET INTEREST SPREAD	Quarters Ended
	Mar 31, 2024			Dec 31, 2023			Mar 31, 2023
	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)	Average Balance	Interest and Dividends	Yield / Cost(3)
Interest-earning assets:
Held for sale loans	$9,939	$167	6.76%	$31,148	$447	5.69%	$52,657	$671	5.17%
Mortgage loans	8,892,561	125,284	5.67%	8,770,029	123,382	5.58%	8,267,386	106,900	5.24%
Commercial/agricultural loans	1,830,095	30,847	6.78%	1,822,069	30,447	6.63%	1,709,345	25,226	5.99%
Consumer and other loans	133,854	2,196	6.60%	138,049	2,237	6.43%	137,096	2,115	6.26%
Total loans(1)	10,866,449	158,494	5.87%	10,761,295	156,513	5.77%	10,166,484	134,912	5.38%
Mortgage-backed securities	2,728,640	17,076	2.52%	2,798,647	17,541	2.49%	3,093,860	19,123	2.51%
Other securities	984,639	11,501	4.70%	1,035,842	11,993	4.59%	1,404,355	15,095	4.36%
Interest-bearing deposits with banks	45,264	459	4.08%	45,286	506	4.43%	53,584	608	4.60%
FHLB stock	19,073	209	4.41%	15,326	215	5.57%	14,236	90	2.56%
Total investment securities	3,777,616	29,245	3.11%	3,895,101	30,255	3.08%	4,566,035	34,916	3.10%
Total interest-earning assets	14,644,065	187,739	5.16%	14,656,396	186,768	5.06%	14,732,519	169,828	4.68%
Non-interest-earning assets	943,725			875,719			921,217
Total assets	$15,587,790			$15,532,115			$15,653,736
Deposits:
Interest-bearing checking accounts	$2,104,242	6,716	1.28%	$2,060,226	5,907	1.14%	$1,779,664	906	0.21%
Savings accounts	3,066,448	15,279	2.00%	2,885,167	12,560	1.73%	2,615,173	1,884	0.29%
Money market accounts	1,674,159	8,388	2.02%	1,723,426	7,644	1.76%	2,167,138	3,799	0.71%
Certificates of deposit	1,500,429	14,230	3.81%	1,477,474	13,231	3.55%	810,821	2,655	1.33%
Total interest-bearing deposits	8,345,278	44,613	2.15%	8,146,293	39,342	1.92%	7,372,796	9,244	0.51%
Non-interest-bearing deposits	4,711,922	—	—%	5,036,523	—	—%	5,960,791	—	—%
Total deposits	13,057,200	44,613	1.37%	13,182,816	39,342	1.18%	13,333,587	9,244	0.28%
Other interest-bearing liabilities:
FHLB advances	212,989	2,972	5.61%	129,630	1,870	5.72%	105,984	1,264	4.84%
Other borrowings	180,692	1,175	2.62%	185,518	1,125	2.41%	229,459	381	0.67%
Junior subordinated debentures and subordinated notes	181,579	2,969	6.58%	182,678	2,992	6.50%	189,178	2,760	5.92%
Total borrowings	575,260	7,116	4.98%	497,826	5,987	4.77%	524,621	4,405	3.41%
Total funding liabilities	13,632,460	51,729	1.53%	13,680,642	45,329	1.31%	13,858,208	13,649	0.40%
Other non-interest-bearing liabilities(2)	303,412			311,539			293,205
Total liabilities	13,935,872			13,992,181			14,151,413
Shareholders’ equity	1,651,918			1,539,934			1,502,323
Total liabilities and shareholders’ equity	$15,587,790			$15,532,115			$15,653,736
Net interest income/rate spread (tax equivalent)		$136,010	3.63%		$141,439	3.75%		$156,179	4.28%
Net interest margin (tax equivalent)			3.74%			3.83%			4.30%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(3,051)			(3,030)			(2,867)
Net interest income and margin, as reported		$132,959	3.65%		$138,409	3.75%		$153,312	4.22%
Additional Key Financial Ratios:
Return on average assets			0.97%			1.09%			1.44%
Adjusted return on average assets(4)			1.08%			1.18%			1.60%
Return on average equity			9.14%			10.98%			15.00%
Adjusted return on average equity(4)			10.24%			11.89%			16.63%
Average equity/average assets			10.60%			9.91%			9.60%
Average interest-earning assets/average interest-bearing liabilities			164.16%			169.55%			186.55%
Average interest-earning assets/average funding liabilities			107.42%			107.13%			106.31%
Non-interest income/average assets			0.30%			0.36%			0.24%
Non-interest expense/average assets			2.52%			2.47%			2.45%
Efficiency ratio			67.55%			63.37%			58.20%
Adjusted efficiency ratio(4)			63.70%			60.04%			54.23%
(1)Average balances include loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due. Amortization of net deferred loan fees/costs is included with interest on loans.
(2)Average other non-interest-bearing liabilities include fair value adjustments related to junior subordinated debentures.
(3)Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $2.0 million for both the quarters ended March 31, 2024 and December 31, 2023 and was $1.7 million for the quarter ended March 31, 2023. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.0 million, for both the quarters ended March 31, 2024 and December 31, 2023 and was $1.2 million for the quarter ended March 31, 2023.
(4)Represent non-GAAP financial measures. See, “Additional Financial Information - Non-GAAP Financial Measures” on the final two pages of this press release for a reconciliation of non-GAAP financial measures.

BANR - First Quarter 2024 Results
April 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

* Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this earnings release contains certain non-GAAP financial measures. Tangible common shareholders’ equity per share and the ratio of tangible common equity to tangible assets, and references to adjusted revenue, adjusted earnings, the adjusted return on average assets, the adjusted return on average equity and the adjusted efficiency ratio represent non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner’s core operations reflected in the current quarter’s results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

ADJUSTED REVENUE	Quarters Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Net interest income (GAAP)	$132,959	$138,409	$153,312
Non-interest income (GAAP)	11,591	14,052	9,277
Total revenue (GAAP)	144,550	152,461	162,589
Exclude: Net loss on sale of securities	4,903	4,806	7,252
Net change in valuation of financial instruments carried at fair value	992	(139)	552
Adjusted revenue (non-GAAP)	$150,445	$157,128	$170,393

ADJUSTED EARNINGS	Quarters Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Net income (GAAP)	$37,559	$42,624	$55,555
Exclude: Net loss on sale of securities	4,903	4,806	7,252
Net change in valuation of financial instruments carried at fair value	992	(139)	552
Banner Forward expenses (1)	—	—	143
Related net tax benefit	(1,415)	(1,121)	(1,907)
Total adjusted earnings (non-GAAP)	$42,039	$46,170	$61,595

Diluted earnings per share (GAAP)	$1.09	$1.24	$1.61
Diluted adjusted earnings per share (non-GAAP)	$1.22	$1.34	$1.79
Return on average assets	0.97%	1.09%	1.44%
Adjusted return on average assets (2)	1.08%	1.18%	1.60%
Return on average equity	9.14%	10.98%	15.00%
Adjusted return on average equity (3)	10.24%	11.89%	16.63%
(1)Included in miscellaneous expenses in results of operations.
(2)Adjusted earnings (non-GAAP) divided by average assets.
(3)Adjusted earnings (non-GAAP) divided by average equity.

BANR - First Quarter 2024 Results
April 17, 2024

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
ADJUSTED EFFICIENCY RATIO	Quarters Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Non-interest expense (GAAP)	$97,641	$96,621	$94,621
Exclude: Banner Forward expenses (1)	—	—	(143)
CDI amortization	(723)	(858)	(1,050)
State/municipal tax expense	(1,304)	(1,372)	(1,300)
REO operations	220	(47)	277
Adjusted non-interest expense (non-GAAP)	$95,834	$94,344	$92,405

Net interest income (GAAP)	$132,959	$138,409	$153,312
Non-interest income (GAAP)	11,591	14,052	9,277
Total revenue (GAAP)	144,550	152,461	162,589
Exclude: Net loss on sale of securities	4,903	4,806	7,252
Net change in valuation of financial instruments carried at fair value	992	(139)	552
Adjusted revenue (non-GAAP)	$150,445	$157,128	$170,393

Efficiency ratio (GAAP)	67.55%	63.37%	58.20%
Adjusted efficiency ratio (non-GAAP) (2)	63.70%	60.04%	54.23%
(1)Included in miscellaneous expenses in results of operations.
(2)Adjusted non-interest expense (non-GAAP) divided by adjusted revenue.

TANGIBLE COMMON SHAREHOLDERS’ EQUITY TO TANGIBLE ASSETS
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023
Shareholders’ equity (GAAP)	$1,664,508	$1,652,691	$1,531,695
Exclude goodwill and other intangible assets, net	378,082	378,805	381,511
Tangible common shareholders’ equity (non-GAAP)	$1,286,426	$1,273,886	$1,150,184

Total assets (GAAP)	$15,518,279	$15,670,391	$15,533,603
Exclude goodwill and other intangible assets, net	378,082	378,805	381,511
Total tangible assets (non-GAAP)	$15,140,197	$15,291,586	$15,152,092
Common shareholders’ equity to total assets (GAAP)	10.73%	10.55%	9.86%
Tangible common shareholders’ equity to tangible assets (non-GAAP)	8.50%	8.33%	7.59%

TANGIBLE COMMON SHAREHOLDERS’ EQUITY PER SHARE
Shareholders’ equity (GAAP)	$1,664,508	$1,652,691	$1,531,695
Tangible common shareholders’ equity (non-GAAP)	$1,286,426	$1,273,886	$1,150,184
Common shares outstanding at end of period	34,395,221	34,348,369	34,308,540
Common shareholders’ equity (book value) per share (GAAP)	$48.39	$48.12	$44.64
Tangible common shareholders’ equity (tangible book value) per share (non-GAAP)	$37.40	$37.09	$33.52